Registration No. 33-



                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549

                               FORM S-8

                        REGISTRATION STATEMENT
                                 UNDER
                      THE SECURITIES ACT OF 1933
                      __________________________

                          GENERAL MILLS, INC.
        (Exact name of registrant as specified in its charter)

                Delaware                          41-0274440
    (State or other jurisdiction of           (I.R.S. Employer
     incorporation or organization)          Identification No.)
                      __________________________
                  Number One General Mills Boulevard
                     Minneapolis, Minnesota 55426
               (Address of principal executive offices)
                            (612) 540-2311
                    (Registrant's telephone number)
                       _________________________

                          General Mills, Inc.
                        1995 Salary Replacement
                           Stock Option Plan
                       (Full title of the plan)
                       _________________________

                        SIRI S. MARSHALL, Esq.
         Senior Vice President, General Counsel and Secretary
                    Number One General Mills Blvd.
                      P.O. Box 1113 (Zip: 55440)
                     Minneapolis, Minnesota  55426
                            (612) 540-3862
       (Name, address and telephone number of agent for service)
                      __________________________

                    CALCULATION OF REGISTRATION FEE
                                      Proposed        Proposed
                        Amount        maximum          maximum
 Title of securities    to be      offering price     aggregate          Amount of
  to be registered    registered     per share      offering price    registration fee

Common Stock $.10 par  7,000,000      $51.3125       $359,187,500*      $123,857.76
 value

    *Estimated solely for the purpose of determining the amount of the registration fee.
   The proposed maximum offering price is based upon the average of the high and low prices of the Company's Common Stock as reported on the New York Stock Exchange on September 11, 1995.

PROSPECTUS

                        3,500,000 Shares

                       GENERAL MILLS, INC.


                          Common Stock

                    Par Value $.10 per Share



     This Prospectus relates to an aggregate of 3,500,000 shares of common stock, $.10 par value, of General Mills, Inc. ("General Mills" or the "Company"). This Prospectus may be used by certain officers of General Mills, Inc. for resale to the public of shares owned by such officers pursuant to grants under the Company's 1995 Salary Replacement Stock Option Plan, or such persons may utilize Rule 144 for resale. See "Purpose and Distribution of Issue" herein for further details.




THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
             THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                    CONTRARY IS A CRIMINAL OFFENSE.




     No person has been authorized to give any information or to make any representations, not contained in this Prospectus, in connection with the offers contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than those to which it relates; nor does it constitute an offer to sell, or a solicitation of an offer to buy, any of the securities covered by this Prospectus by the Company in any state to any person to whom it is unlawful for the Company to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company subsequent to the date hereof.


       The date of this Prospectus is September 18, 1995.

                     AVAILABLE INFORMATION

     General Mills is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act of 1934") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices: Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60601; and 14th Floor, 75 Park Place, New York, New York 10007. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Company's common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange and reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     General Mills incorporates by reference into this Prospectus the following documents or information:

     (a) the Company's Annual Report on Form 10-K for the fiscal year ended May 28, 1995 filed with the Commission pursuant to
Section 13(a) of the Securities Exchange Act of 1934;

     (b) all other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Securities
Exchange Act of 1934 since May 28, 1995;

     (c) any description of the Company's common stock which is contained in a registration statement filed by the Company with the Commission under the Securities Exchange Act of 1934, including any amendment or reports filed for the purpose of updating such description; and

     (d) all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering of securities hereunder.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering of the common stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus and in the registration statement to which this Prospectus relates (other than exhibits to any such information). All requests should be directed to Ivy S. Bernhardson, Vice President and Assistant Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440-1113; telephone (612) 540-7365.

                           THE COMPANY

     General Mills was incorporated in Delaware in 1928. The Company is a leading producer of packaged consumer foods. Included among the many products produced by the Company are the following well-known brands: GOLD MEDAL flour, CHEERIOS, WHEATIES, and TOTAL ready-to-eat cereals, BETTY CROCKER cake mixes and frostings, BISQUICK baking mix, HAMBURGER HELPER main meal mixes, POP SECRET microwave popcorn, BUGLES snacks and YOPLAIT yogurt.

     As used in this Prospectus, the terms "General Mills" and "Company", mean General Mills, Inc. and its subsidiaries unless the context indicates otherwise.

     The Company's principal executive offices are located at Number One General Mills Boulevard, Minneapolis, Minnesota 55426;
telephone number (612) 540-2311.

                PURPOSE AND DISTRIBUTION OF ISSUE

     This Prospectus may be used by certain corporate officers of General Mills for the resale to the public of shares of common stock of the Company pursuant to grants under the Company's 1995 Salary Replacement Stock Option Plan owned by such individuals, who may be deemed to be in a control relationship with the Company within the meaning of the Securities Act of 1933 and the rules and regulations promulgated by the Commission, or such individuals may resell the shares pursuant to Rule 144 promulgated by the Commission. The names of such individuals, their relationships to the Company and the number of shares of common stock that they directly or indirectly own, are set forth in the next paragraph. Neither this statement nor the delivery of this Prospectus in connection with a sale by any such person should be deemed an admission by the Company or by such person that such person is in a control relationship with the Company. Such individuals may wish to dispose of part or all of their shares from time to time on the New York Stock Exchange, on the Chicago Stock Exchange, in the over-the-counter market, or otherwise, at prices and on terms then obtainable. In the event of such sales, no proceeds would be received by the Company.

      The officers of General Mills who may use this Prospectus, together with their positions with the Company and their direct and indirect common stock ownership as of August 31, 1995 are as follows: Dean Belbas, Senior Vice President, Investor Relations, 52,458 shares; Y. Marc Belton, Vice President and President,
Snacks Unlimited, 7,665 shares; Edward K. Bixby, Senior Vice President, and President, Consumer Food Sales and Distribution, 47,344 shares; Michael E. Cushmore, Senior Vice President, and President, Gold Medal, 26,103 shares; Randy G. Darcy, Senior Vice President, Operations, 3,676 shares; Jon L. Finley, Senior Vice President, New Business, 10,615 shares; Leslie M. Frecon, Senior Vice President, Corporate Finance, 3,774 shares; Charles W. Gaillard, President, 71,520 shares; Stephen J. Garthwaite, Senior Vice President, Innovation and Technology, 41,426 shares; Siri S. Marshall, Senior Vice President, General Counsel and Secretary, 23,394 shares; David D. Murphy, Senior Vice President, and President, General Mills Canada and International Foods, 19,722 shares; Michael A. Peel, Senior Vice President, Personnel, 26,064 shares; Gary M. Rodkin, Senior Vice President, and President, Yoplait USA, 13,065 shares; Jeffrey J. Rotsch, Senior Vice President, and President, Big G, 14,927
shares; Stephen W. Sanger, Chairman of the Board and Chief Executive Officer, 32,296 shares; Christina L. Steiner, Vice
President and President, Betty Crocker, 5,599 shares; Austin P. Sullivan, Senior Vice President, Corporate Relations, 21,897 shares; Kenneth L. Thome, Senior Vice President, Financial Operations, 9,179 shares. The Company does not know whether any of the listed individuals will use this Prospectus in connection with the offer or sale of any such shares, or, if this Prospectus is used in that connection, how many of such shares will be offered or sold. The foregoing list of officers and the number of shares that may be offered or sold by each such person hereunder, may be amended by the Company by use of a Supplement to this Prospectus issued subsequent to the date hereof.

                         LEGAL OPINIONS

     Certain legal matters in connection with the common stock have been passed upon by Siri S. Marshall, Senior Vice President,
General Counsel, and Secretary of the Company.

                             EXPERTS

     The consolidated financial statements and related financial statement schedule of General Mills, Inc. and its consolidated subsidiaries as of May 28, 1995 and May 29, 1994 and for each of the years in the three-year period ended May 28, 1995 incorporated herein by reference, have been incorporated herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                             PART II

Item 3.  Incorporation of Certain Documents by Reference.

    The Company incorporates by reference into this Registration
Statement the following documents or information:

    (a) the Company's Annual Report on Form 10-K for the fiscal year ended May 28, 1995 filed with the Commission pursuant to
Section 13(a) of the Securities Exchange Act of 1934;

    (b) all other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Securities
Exchange Act of 1934 since May 28, 1995;

    (c) all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities
Exchange Act of 1934 after the date of this Registration
Statement and prior to the termination of the offering of securities hereunder.

    (d) the description of the Company's common stock contained in the Company's Registration Statement on Form S-1 (File No. 2-
49637), filed December 26, 1973, as amended.

    Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

    Described in Item (d) above.

Item 5.  Interests of Named Experts and Counsel.

    Certain legal matters in connection with the shares of common stock to which this Registration Statement relates have been passed upon by Siri S. Marshall, Senior Vice President, General Counsel and Secretary of the Company. Ms. Marshall is eligible to participate in the Company's 1995 Salary Replacement Stock Option Plan. As of August 31, 1995, Ms. Marshall owned, directly or indirectly, 23,294 shares of common stock of the Company.

    The consolidated financial statements and related financial statement schedule of General Mills, Inc. and its consolidated subsidiaries as of May 28, 1995 and May 29, 1994, and for each of the years in the three-year period ended May 28, 1995 incorporated herein by reference, have been incorporated herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Item 6.  Indemnification of Directors and Officers.

    Under provisions of the By-laws of the Company, each person who is or was a director or officer of the Company shall be indemnified by the Company as of right to the full extent permitted or authorized by Section 145 of the General Corporation
Law of Delaware.

    Under such law, to the extent that such a person is successful on the merits in defense of a suit or proceeding brought by reason of the fact that he or she is a director or officer of the Company, such person shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action.

    If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if the person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, had no reasonable cause to believe the conduct was unlawful.

    If unsuccessful in defense of a suit brought by or in the right of the Company, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if the person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company except that if such a person is adjudged to be liable in such a suit for negligence or misconduct in the performance of the person's duty to the Company, such person cannot be made whole even for expenses unless the court determines that the person is fairly and reasonably entitled to indemnity for such expenses.

    The Company carries liability insurance policies covering certain claims which may be made against the Company and/or its officers and directors. The Company also carries insurance where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.

    The Securities and Exchange Commission has taken the position that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted by a company to its directors and officers, such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 7.  Exemption From Registration Claimed.

    Not applicable.

Item 8.  Exhibits.

          Exhibit Number     Description

               5 Opinion of Counsel re Legality (Consent of Counsel included therein)

              23 Consent of KPMG Peat Marwick LLP (Consent of Counsel included in Exhibit 5)

              24             Powers of Attorney

Item 9.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, (but that term shall not include the insurance policies referred to in Item
6) the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.



                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden Valley (Minneapolis), State of Minnesota, on the 18th day of September, 1995.

               GENERAL MILLS, INC.          )
                                            )
                                            )
               By  Stephen W. Sanger        )  /s/ Siri S. Marshall
                 Chairman of the Board and  )    Siri S. Marshall
                  Chief Executive Officer   )    Attorney-in-fact


                        POWER OF ATTORNEY

     KNOW ALL BY THESE PRESENTS, that the undersigned constitutes and appoints L. M. Frecon, S. S. Marshall and K. L. Thome and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and  in  his  or  her  name, place and  stead,  in  any  and  all capacities, to sign this Registration Statement on Form S-8 and any and all amendments (including post-effective amendments) to the Registration Statement covering the issuance of up to 7,500,000 shares of the Common Stock of General Mills, Inc. under the 1995 Salary Replacement Stock Option Plan, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of  1933,
this  Registration  Statement  has  been  signed  below  by   the
following persons in the capacities and on the dates indicated.

       Signature              Title                 )
                                                    )
Stephen W. Sanger      Chairman of the Board and    )
                        Chief Executive Officer     )
Richard M. Bressler    Director                     )
L. D. DeSimone         Director                     )
William T. Esrey       Director                     )
Charles W. Gaillard    Director,                    )
                        President                   )
Judith Richards Hope   Director                     )  /s/ Siri S.Marshall
Kenneth A. Macke       Director                     )   Siri S. Marshall
George Putnam          Director                     )   Attorney-in-fact
Michael D. Rose        Director                     )  September 18, 1995
A. Michael Spence      Director                     )
Dorothy A. Terrell     Director                     )
C. Angus Wurtele       Director                     )

/s/ Kenneth L. Thome   Senior Vice President,          September 18, 1995
   Kenneth L. Thome     Financial Operations
                        (Principal Accounting Officer)


                         EXHIBIT INDEX


     Exhibit Number               Description


           5              Opinion of Counsel re Legality
                          (Consent of Counsel included therein)

          23              Consent of KPMG Peat Marwick LLP
                          (Consent of Counsel included in Exhibit 5)

          24              Powers of Attorney